EXHIBIT 99.1
LUMINENT — HG GENUINE ACQUISITION TERMINATED
CHATSWORTH, California, and WUHAN, China – July 19, 2006 — Luminent Inc., a wholly-owned subsidiary of MRV Communications (Nasdaq: MRVC), announced today that they have mutually agreed with Huagong Tech Company Limited (“HG Tech”) to terminate the agreement under which Luminent was to acquire HG Genuine Opto, a subsidiary of HG Tech, based on current market valuations of comparable companies and further due diligence. The parties have expressed the hope to find mutually agreeable terms in the future in which the synergies between HG Genuine and Luminent can be realized.
Luminent is a leading provider of Fiber to the Premise (FTTP), Metro Transceivers, and CWDM and DWDM Solutions, and has Research and Design centers and TL9000 certified production facilities in Chatsworth, CA and Hsin-Chu, Taiwan. Luminent has pioneered the field of triplexer transceivers for triple play voice, video, and data services and is currently the dominant supplier of triplexer transceivers worldwide. Luminent has shipped well over a half million triplexers for deployment in homes across North America. Luminent supplies a diverse customer base and includes top tier system OEMs such as Alcatel, Ciena, Motorola, Redback, and Tellabs in its top 5 customers.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components business provides optical communications components for metropolitan, access and Fiber-to-the-Premises applications, through its wholly-owned subsidiary LuminentOIC, Inc. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. Publicly traded since 1992, MRV is listed on the NASDAQ National Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit our websites at www.mrv.com and www.luminentoic.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Chris Danne, Rakesh Mehta
Investor Relations	(415) 217-7722
(818) 886-MRVC (6782)	chris@blueshirtgroup.com
ir@mrv.com	rakesh@blueshirtgroup.com

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